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                                                                     EXHIBIT 3.4

                CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED
             CERTIFICATE OF INCORPORATION OF BLUE COAT SYSTEMS, INC.

         Blue Coat Systems, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the "Corporation"), pursuant to the provisions of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY that:

         FIRST:  The name of the Corporation is Blue Coat Systems, Inc.

         SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware was March 13, 1996, under the name of Web Appliance Inc.

         THIRD: The Board of Directors of the Corporation adopted a resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the approval of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

         RESOLVED, that the following be added as Article X to the Amended and Restated Certificate of Incorporation of the Corporation:

                  "Effective as of the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is duly filed with the Secretary of State of the State of Delaware (the "Effective Date"), each five (5) shares of common stock, par value $.0001 per share, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall be exchanged for one
         (1) share of the Corporation's common stock, par value $.0001 per share (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates, which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (whether one or more, the "Old Certificates"), shall be entitled to receive upon surrender of such Old Certificates to the exchange agent duly appointed by the Corporation (the "Exchange Agent"), for cancellation, a certificate or certificates (whether one or more, the "New Certificates") representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. A holder of Old Certificates shall receive, in lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, a cash payment therefor. Such cash payment will equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the exchange effected hereby) of the Old Common Stock, as reported in The Wall Street Journal, during the ten (10) trading days preceding the date that is three
         (3) days before the Effective Time. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Exchange Agent determines that a holder of Old Certificates has not tendered all such certificates for exchange, the Exchange Agent shall carry forward any fractional share until all certificates of such holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer."

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         FURTHER RESOLVED, that the shares of New Common Stock to be issued in exchange for shares of Old Common Stock shall, upon such issuance, be deemed to have been duly authorized and will be fully paid, validly issued and nonassessable; and

         FURTHER RESOLVED, that each of the officers of the Corporation is hereby authorized to take all such steps and to do all such acts and things as they or any one of them shall deem necessary or advisable to carry out the intent and purposes of the foregoing resolutions, including, but not limited to, the making of any and all payments, the making and execution of any necessary or advisable instruments, certificates, affidavits, or other documents in connection therewith, the signing or endorsement of any checks, posting of any bonds, and the payment of any fees in such connection, and, from time to time, to take any and all actions to make, execute, verify, and, as necessary, file all applications, certificates, documents or other instruments and to do any and all acts and things which any one or more of them shall deem necessary, advisable or appropriate in order to carry out the intent and purposes of any and all of the foregoing resolutions.

         FOURTH: The amendment to the Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, the stockholders of the Corporation having duly approved and adopted such amendment by the affirmative vote of stockholders holding at least sixty-six and two-thirds percent (66 2/3%) of all outstanding shares of capital stock entitled to vote thereon, with such affirmative vote effective on September 12, 2002.

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         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the undersigned authorized officers as of the 12th day of September, 2002.

BLUE COAT SYSTEMS, INC.

By:      /s/ Brian NeSmith
    --------------------------
Brian NeSmith, President & CEO